Exhibit 99.1

Shengtai Pharmaceutical, Inc. Announces Receipt of Non Binding Going Private Proposal

WEIFANG, Shandong, China, April 17, 2012 /PRNewswire-Asia-FirstCall/ -- Shengtai Pharmaceutical, Inc. (OTC Bulletin Board: SGTI) ("Shengtai" or "the Company" or "We" or "Us"), a manufacturer and distributor in China of glucose and starch as pharmaceutical raw materials and other starch and glucose products, today announced that its Board of Directors has received a preliminary, non-binding proposal from its Chairman and Chief Executive Officer, Mr. Qingtai Liu ("Mr. Liu"), which stated that Mr. Liu intends to acquire all of the outstanding shares of the Company's common stock not currently owned by him and his affiliates in a going private transaction at a proposed price of $1.65 per share in cash. According to the proposal letter, the acquisition is intended to be financed with a combination of debt financing and equity financing. Mr. Liu and his affiliates currently beneficially own approximately 40.5% of the Company's common stock. A copy of the text of the proposal letter to the Board of Directors is set forth below.

The Company's Board of Directors intends to form a special committee of independent directors to consider this proposal and any additional proposal that may be made by Mr. Liu and his affiliates, if any. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that a transaction with Mr. Liu or any other transaction will be approved or consummated.

About Shengtai Pharmaceutical, Inc.

Shengtai Pharmaceutical, Inc. through its wholly owned subsidiary, Shengtai Holding, Inc. (SHI), and the Chinese operating company of Weifang Shengtai Pharmaceutical Co., Ltd., is a manufacturer and distributor in china of glucose and starch products as pharmaceutical raw materials, other starch products and other glucose products such as corn meals, food and beverage glucose and dextrin. For more information about Shengtai Pharmaceutical, Inc., please visit http://www.shengtaipharmaceutical.com.

Forward Looking Statements

Certain statements in this press release and oral statements made by the Company constitute forward-looking statements concerning the Company's business and products. These statements include, without limitation, statements regarding our ability to prepare the Company for growth, the Company's planned capacity expansion and predictions and guidance relating to the Company's future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs, but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand especially in the pharmaceutical industry, pricing and demand trends for the Company's products, changes to government regulations, risk associated with operation of the Company's new facilities, risk associated with large-scale implementation of the Company's business plan, the ability to attract new customers, ability to increase its product's applications, cost of raw materials, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. Investors are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

For more information, please contact:

Shengtai Pharmaceutical, Inc.
Investor Relations
Tel: 86-536-2188831

Text of the Proposal

Dear Sirs:

I, Qingtai Liu, am pleased to submit this preliminary non-binding proposal (the "Proposal") to acquire all of the common stock of Shengtai Pharmaceutical, Inc. (the "Company") that are not currently owned by me or my affiliates in a going-private transaction (the "Acquisition").

I believe that my proposal of $1.65 in cash per share of common stock of the Company, will provide a very attractive alternative to the Company's public stockholders. My proposal represents a premium of approximately 40% to the volume-weighted average closing price during the last 90 trading days and a premium of approximately 50% to the Company's closing price on April 17, 2012.

The terms and conditions upon which I am prepared to pursue the Acquisition are set forth below. I am confident that an Acquisition can be closed on the basis as outlined in this letter.

1. Purchase Price.

The consideration payable for each share of common stock of the Company (other than those held by me and my affiliates) will be $1.65 in cash.

2. Financing.

I intend to finance the Transaction with a combination of debt and equity capital.

At this time there is no arrangement whatsoever with any stockholder of the Company or potential source of debt or equity financing for the Acquisition, and I do not propose to make any commitment prior to reaching transaction terms approved by the board of directors of the Company.

3. Due Diligence.

Parties providing financing will require a timely opportunity to conduct customary due diligence on the Company. I would like to ask the board of directors of the Company to accommodate such due diligence request and approve the provision of confidential information relating to the Company and its business to possible sources of equity and debt financing under a customary form of confidentiality agreement.

4. Definitive Agreements.

I am prepared to negotiate and finalize definitive agreements (the "Definitive Agreements") providing for the Acquisition and related transactions very promptly. These documents will provide for covenants and conditions typical and appropriate for transactions of this type.

5. Confidentiality.

I and my affiliates intend to jointly and promptly file a Schedule 13D to disclose this Proposal and my intention as discussed with the board of directors of the Company. However, I am sure you will agree that it is in all of our interests to proceed in a confidential manner, other than as required by law, until definitive agreements providing for a transaction have been executed or we have terminated our discussions.

6. Process.

I believe that the Acquisition will provide superior value to the Company's public stockholders. I recognize that the board of directors of the Company will evaluate the Proposal independently before it can make its determination to endorse the Acquisition. Given my involvement in the proposed Acquisition, I also recognize that independent members of the Board will proceed to consider the proposed Acquisition. In considering my offer, you should be aware that I am interested only in acquiring the common stock of the Company that I and my affiliates do not already own, and that we do not intend to sell my stake in the Company to a third party.

7. Advisors.

I am going to retain my legal counsel in connection with the Proposal and the Acquisition.

8. No Binding Commitment.

This Proposal does not constitute any binding commitment with respect to the Acquisition or any other transaction. Any commitment will result only from the execution of Definitive Agreements, and then will be on the terms provided in such documentation.

In closing, I would like to personally express my sincerity to work with the board of directors of the Company to bring this Acquisition to a successful and timely conclusion. Should you have any questions regarding these matters, please do not hesitate to contact me.

Sincerely,

/s/ Qingtai Liu

Qingtai Liu